                    SEPARATION AGREEMENT AND GENERAL RELEASE

         The parties to this Separation Agreement and General Release ("AGREEMENT") are Robert McNeill ("MCNEILL") and DAOU Systems, Inc. ("DAOU" or the "COMPANY").

                                    RECITALS

         This Agreement is made with reference to the following facts:

         A. McNeill intends to resign his position as Vice President, Strategic Initiatives and as an employee with the Company effective immediately (the "SEPARATION DATE"). As of the Separation Date, McNeill's rights and obligations as an employee will cease, except as set forth in this Agreement.

         B. McNeill and the Company agree that from the Separation Date through December 15, 1999 ("CONSULTING PERIOD"), McNeill will provide services to the Company as a consultant according to the terms and conditions set forth in Exhibit A to this Agreement (the "CONSULTING AGREEMENT").

         C. The Company and McNeill desire to settle and dispose of, fully and completely, all claims, demands, and causes of action, known or unknown, which McNeill may have against the Company or its subsidiaries or affiliates, including, those rights, claims, demands and causes of action arising out of the employment relationship, McNeill's Employment Agreement dated January 17, 1997 ("EMPLOYMENT AGREEMENT") and the termination of the employment relationship.

         D. In connection with the Employment Agreement McNeill received options to purchase 140,300 shares of DAOU Common Stock ("COMMON STOCK") (the "1996 OPTIONS") of which, as of the date of this Agreement (i) options to purchase 28,060 shares of Common Stock have been exercised, (ii) options to purchase 28,060 shares of common stock are vested and unexercised (the "VESTED 1996 OPTIONS") and (iii) options to purchase 84,180 shares of Common Stock are unvested (the "UNVESTED 1996 OPTIONS") of which 28,060 options will vest on November 11, 1999 (the "NOVEMBER 11, 1999 OPTIONS") assuming the vesting conditions are otherwise satisfied. The Vested 1996 Options and the Unvested 1996 Options, are collectively referred to below as the "REMAINING 1996 OPTIONS." In addition, McNeill received options to purchase 60,000 shares of the Company's Common Stock on October 16, 1997 (the "1997 STOCK OPTIONS").

                                    AGREEMENT

         1. CONSIDERATION TO MCNEILL.

                  1.1 SIGNING BONUS. DAOU releases McNeill from his obligation to repay a pro-rata portion of the Signing Bonus described in Section 4(b) of the Employment Agreement.

                  1.2 BONUS PAYMENT. DAOU agrees to pay McNeill the bonus for the third quarter, if any, to which he otherwise would have been entitled under his existing bonus plan. McNeill will not be entitled to any additional bonus payment.

                  1.3 SHORTFALL PAYMENT. DAOU agrees that if, as of November 11, 1999, the Remaining 1996 Options do not have a Net Value (as defined below) of at least $719,197 (representing the difference between $1,550,000 and the profit that McNeill has realized as of the date of this Agreement on prior sale of option shares), DAOU will pay to McNeill an amount equal to the difference between the Net Value of the Remaining 1996 Options and $719,197 (the "SHORTFALL PAYMENT "). "NET VALUE" is defined as (i) the aggregate value of the shares of Common Stock underlying the Remaining 1996 Options (based on the average closing price of DAOU Common Stock for the seven (7) trading days preceding the date on which Net Value is determined) less (ii) the aggregate exercise price of the Remaining 1996 Options. DAOU will have no other payment obligations with respect to Section 4(d)(4) of the Employment Agreement or otherwise with respect to the Remaining 1996 Options. McNeill agrees not to exercise any of his Vested 1996 Options or November 11, 1999 Options before November 12, 1999.

                  1.4 PAYMENT DATE. The Shortfall Payment will be made by wire transfer on or before November 15, 1999.

                  1.5 VESTING OF NOVEMBER 11, 1999 OPTIONS; NO EXTENSION OF PERIOD TO EXERCISE. The November 11, 1999 Options will vest on November 11, 1999 pursuant to the terms of the Consulting Agreement. The 1996 Vested Options and the November 11, 1999 Options will terminate if not exercised by December 15, 1999. The 1996 Unvested Options (except for the November 11, 1999 Options) will terminate as of the Separation Date and the 1997 Stock Options will terminate as of November 4, 1999.

                  1.6 NO OTHER OBLIGATIONS. Except as specified above, the Company shall have no other payment obligations of whatever kind to McNeill pursuant to the Employment Agreement or otherwise.

                  1.7 TAX CONSEQUENCES. The Company has made no representations to McNeill as to his tax liability on any payment. McNeill acknowledges that he has consulted with his own professional advisors with respect to all tax matters, and is not relying on any representation by the Company on any tax matter. McNeill will be solely responsible for any and all tax responsibility for the payment by the Company, and for any additional tax responsibility which may be assessed either against his or against the Company, including any penalties assessed by any agency against any party, which may arise as a result of his characterization of any payment. The Company may withhold any payroll and related taxes required by applicable law.

         2. GENERAL RELEASE. In exchange for the consideration set forth in
Section 1 above, McNeill releases and forever discharges the Company, its present and former agents, employees, officers, directors, shareholders, principals, predecessors, alter egos, partners, parents, subsidiaries, affiliates, attorneys, insurers, successors and assigns, from any and all claims, demands, grievances, causes of action or suit of any kind arising out of, or in any way connected with, the dealings between the parties to date, including the employment relationship and its termination. McNeill also releases and waives any and all legal or administrative claims arising under any express or implied contract, law, rule, regulation, or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the Family Rights' Act, the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or the Age Discrimination in Employment Act of 1967, as amended ("ADEA"). McNeill agrees that, except as described in this Agreement, as of the Separation Date and the execution of this Agreement McNeill is not entitled to any benefits, consideration or sums from DAOU.

         3. INDEMNIFICATION. Nothing in this Agreement or this General Release Section may be construed as a waiver by McNeill of any rights he may have for indemnification under any DAOU insurance policy or written indemnification agreement for acts by McNeill in his capacity as an officer or director of DAOU.

         4. ACKNOWLEDGMENTS. McNeill acknowledges that with this document he has been advised in writing of his right to consult with an attorney prior to executing this Agreement and release. McNeill expressly waives any rights and benefits he otherwise might have under California Civil Code Section 1542, which provides:

                  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         5. SETTLEMENT. Nothing in this Agreement shall be construed as an admission by the Company of any liability of any kind to McNeill.

         6. CONFIDENTIALITY AND OTHER AGREEMENTS.

                  6.1 McNeill acknowledges and agrees that he has a continuing obligation to protect the Company's Confidential Information according to the terms and conditions of the Company's Confidentiality and Invention Agreement ("CONFIDENTIALITY AGREEMENT") which he signed on November 11, 1996. A copy of the Confidentiality Agreement is attached as Exhibit B.

                  6.2 McNeill agrees to keep confidential the terms of this Agreement and agrees to refrain from disclosing any information regarding this Agreement to any third party unless required to do so (a) by a regulatory body (e.g. filings with the Securities Exchange Commission ("SEC"); (b) in financial disclosures to auditors or in audited financial statements; (c) under oath, if properly ordered, in a court of competent jurisdiction; (d) to his wife; or (e) previously disclosed publicly by the Company to the extent so disclosed. Employee agrees to notify the Company in writing upon first notification that he may be required by law to disclose any information deemed confidential by this Agreement. Notice must be provided in sufficient time for the party receiving notice to oppose or otherwise respond to the request.

                  6.3 McNeill agrees that he will not interfere with or otherwise act adverse to the business affairs of the Company, including, without limitation, making disparaging remarks, either orally or in writing, to any person concerning the Company or the Company's business.

         7. REPRESENTATIONS AND WARRANTIES. The parties represent and warrant as follows:

                  7.1 McNeill has read this Agreement, understands its contents, and understands its legal effect and binding nature. McNeill further acknowledges that he is acting voluntarily and of his own free will in executing this Agreement.

                  7.2 McNeill is not relying upon any statement, representation or promise of the Company, or any of its officers, directors, agents, partners, employees, consultants, representatives or attorneys in executing this Agreement or in making this settlement except as expressly stated in this Agreement.

                  7.3 McNeill acknowledges that with this document he has been given a twenty-one (21) day period in which to consider entering into the release of the ADEA claims, if any. In addition, McNeill acknowledges that he has been informed that he may revoke a signed waiver of the ADEA claims for up to seven days after executing this Agreement.

         8. CLAIMS ARISING OUT OF THIS AGREEMENT.

                  8.1 McNeill agrees that should he allege a violation of the terms of this Agreement, any such dispute and the arbitrability of such dispute shall be settled exclusively by arbitration in San Diego, California by one or more experienced labor and employment law arbitrators licensed to practice law in California and selected in accordance with the Employment Arbitration Rules of the American Arbitration Association. The arbitrator(s) shall not have the power to modify any of the provisions of this Agreement. The arbitrator(s)' decision shall be final and binding upon the parties and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator will decide how the costs of arbitration should be split.

                  8.2 In the event of any arbitration arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceedings shall be entitled to receive his or its damages, court costs, and reasonable out-of-pocket expenses including reasonable attorneys' fees. Such recovery shall include court costs, reasonable out-of-pocket expenses, and attorneys' fees on appeal, if any. The arbitrator(s) or court shall determine who is the prevailing party, whether or not the dispute or controversy proceeds to final judgment. Both McNeill and the Company expressly acknowledge this paragraph is not intended to in any way alter the parties' agreement that arbitration shall be the exclusive method of resolving any dispute related to this Agreement or McNeill's employment with the Company.

         9. MISCELLANEOUS.

                  9.1 This Agreement shall be deemed to have been executed and delivered within the State of California, and its rights and obligations shall be construed and enforced in accordance with and governed by, the laws of California.

                  9.2 McNeill and the Company understand and agree that this Agreement shall bind and benefit their heirs, employees, parent corporation, subsidiaries, affiliates, controlled corporations, sister corporations, agents, representatives, predecessors, successors and assigns. The Company's successors shall include (without limitation) any person, corporation or other entity who or which enters into a Corporate Transaction with the Company (hereinafter "Company Successor"). For purposes of this Agreement, a "Corporate Transaction" is defined to mean a transaction in which any person, corporation or other entity acquires, directly or indirectly, all or substantially all of the stock, business or assets of the Company, whether by way of merger, consolidation, sale, transfer or otherwise.

                  9.3 This Agreement may be amended only by an agreement in writing designated as an amendment to this Agreement and signed by the parties hereto.

                  9.4 This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with the other executed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all parties.



DATED:  October 4, 1999                    /s/ ROBERT MCNEILL
                                           -------------------------------
                                           ROBERT MCNEILL


                                           DAOU SYSTEMS, INC.


DATED:  October 4, 1999                By: /s/ LARRY GRANDIA
                                           -------------------------------
                                           LARRY GRANDIA
                                           CHIEF EXECUTIVE OFFICER

                                    EXHIBIT A

                              CONSULTING AGREEMENT


         This Consulting Agreement ("CONSULTING AGREEMENT") is made as of October 4, 1999 ("EFFECTIVE DATE") by and between DAOU Systems, Inc., a Delaware corporation (the "COMPANY"), and Robert McNeill ("MCNEILL").

                                    RECITALS

         Mr. Daou and the Company agree that from October 4, 1999 through December 15, 1999 ("CONSULTING PERIOD"), McNeill will provide services to the Company as a consultant according to the terms and conditions set forth below.

                                    AGREEMENT

         The parties to this Agreement, intending to be legally bound, agree as follows:

         1. CONSULTING PERIOD AND DUTIES.

                  1.1 ENGAGEMENT. During the Consulting Period, the Company will retain McNeill to provide the Company such consulting services by telephone as shall be reasonably requested by the Chief Executive Officer of the Company (the "CONSULTING SERVICES"), and Consultant hereby agrees to provide the Consulting Services to the Company in an amount not to exceed twenty (20) hours for that time period.

                  1.2 TERM. Consultant hereby agrees to provide the Consulting Services to the Company for a period commencing October 4, 1999 and ending December 15, 1999 (the "CONSULTING PERIOD"). The Consulting Period may be terminated prior to December 15, 1999 (a) by McNeill for any reason or (b) by the Company for failure by McNeill to provide Consulting Services or for violation of this Section or Section 3 below, upon ten (10) days written notice by either party. If the Agreement is so terminated prior to completion of the Consulting Period, McNeill no longer is eligible for the Consideration described in Section 1.5 of the Severance and Release Agreement between McNeill and the Company (the "AGREEMENT").

                  1.3 CONSIDERATION. As compensation in full for the Consulting Services to be rendered by McNeill (a) McNeill's vesting schedule with respect to the November 11, 1999 Options (as described in the Agreement) will be extended through November 11, 1999 and the November 11, 1999 Options will vest on that date, and (b) the exercise period for the Vested Options (as defined in the Agreement) and the November 11, 1999 Options will be terminated on December 15, 1999.

                  1.4 RELATIONSHIP. During the Consulting Period, it is understood and agreed that McNeill's services will be performed as an independent contractor, and he is not authorized to act, and will not act as an employee or agent of the Company. McNeill is in no way authorized by this Agreement to make any contract, agreement, warranty or representation, or to create any obligation, express or implied, on behalf of the Company, and agrees not to do so. During the Consulting Period, McNeill is solely responsible for all taxes, withholdings, and other statutory obligations arising from his receipt of the Consideration described in Section 1.3 above. McNeill agrees to defend, indemnify and hold the Company harmless from any and all claims made by any entity due to an alleged failure by McNeill to satisfy any such tax or withholding obligations.

         2. OTHER EMPLOYMENT DURING THE CONSULTING PERIOD. McNeill otherwise may obtain employment with another employer or may provide consulting services to another company so long as he abides by the terms and conditions of this Agreement and the Company's Confidentiality and Proprietary Information Agreement (Exhibit B to the Agreement).

         3. GENERAL PROVISIONS.

                  3.1 WAIVER. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

                  3.2 BINDING EFFECT; DELEGATION OF DUTIES PROHIBITED. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of Consultant under this Agreement, being personal, may not be delegated.

                  3.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth in the Agreement.

                  3.4 ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

                  3.5 GOVERNING LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California.

                  3.6 BINDING ARBITRATION. Any dispute or claim arising out of this agreement shall be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association ("AAA") or of the Judicial Arbitration and Mediation Services ("JAMS") and will be governed by the Model Employment Arbitration rules of AAA. The arbitration shall be held in San Diego, California. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final and binding judgment at the conclusion of any proceedings in respect of the arbitration. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator. Notwithstanding any rule of AAA to the contrary, the parties will be entitled to conduct discovery (i.e. investigation of facts through depositions and other means) which shall be governed by the Code of Civil Procedure section 1283.05. The arbitrator shall have all power and authority to enter orders relating to such discovery as are allowed under the Code. The arbitrator will apply California substantive law in all respects. The party prevailing in the resolution of any such claim will be entitled, in addition to such other relief as may be granted, to an award of all actual attorneys fees and costs incurred in pursuit of the claim, without regard to any statute, schedule, or rule of court purported to restrict such award.

                  3.7 ATTORNEYS' FEES. Unless otherwise specifically provided in this Agreement, in the event of any controversy, claim or dispute between any of the parties arising out of or relating to this Agreement, or the breach thereof, the prevailing party shall be entitled to recover, from the losing party, reasonable attorneys' fees, expenses and costs actually incurred in the case of arbitration of any such controversy, claim or dispute, or by the court in which any such controversy, claim or dispute is resolved.

                  3.8 SECTION HEADINGS, CONSTRUCTION. The section headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "section" or "sections" refer to the corresponding section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  3.9 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  3.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


DAOU SYSTEMS, INC.:


By  /s/ Larry D. Grandia                     /s/ Robert McNeill
    ---------------------------              -------------------------
    Larry D. Grandia, President              Robert McNeill